5310 Maryland Way
Brentwood, TN 37027
United States Of America

April 5, 2018

Via Hand Delivery

Mr. Michael Cairnes

Dear Mike:

On behalf of Kirkland’s Inc. (the “Company”), this letter agreement confirms your appointment as the Company’s Acting President and Chief Executive Officer, effective on the date hereof. We appreciate your willingness to serve in this capacity.

During your service as the Company’s Acting Chief Executive Officer (your “Acting Service”), you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties as may be assigned to you by the Board. Except for such titles and duties, and except as expressly provided below, your employment will continue on the terms set forth in your Employment Agreement with the Company dated November 22, 2016 (“Employment Agreement”).

While it is anticipated that your Acting Service will last for several months, the Board may choose to end your Acting Service at any time, whether or not a new Chief Executive Officer has by then been identified. However, if the Company concludes your Acting Service without offering you the Chief Executive Officer role on a permanent basis, you will continue your employment as Chief Operating Officer and Executive Vice President on the terms set forth in your Employment Agreement; provided, that, if you remain employed by the Company for 90 days following the start date of the new permanent Chief Executive Officer (“90-Day Period”), you will be paid a bonus of $50,000 promptly thereafter (“Acting Bonus”). Further, if you incur a separation from service during the 90-Day Period that would entitle you to severance under the terms of your Employment Agreement, you shall be entitled to receive, promptly after such separation of service, the Acting Bonus in addition to such severance benefits that you may otherwise be entitled to receive pursuant to your Employment Agreement. For the avoidance of doubt, failure to name you permanent Chief Executive Officer shall not be deemed a “material diminution in [your] position, authority, duties or responsibilities” within the meaning of clause (i) of the definition of “Good Reason” in your Employment Agreement.

To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Sincerely,

Kirkland’s Inc.

By:    /s/ Nicole Strain
Title:    Interim Chief Financial Officer

Agreed on April 5, 2018:

/s/ Michael Cairnes
Michael Cairnes